Exhibit 23.2

Agritech Worldwide, Inc. (formerly Z Trim Holdings, Inc.)

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212141 and 333-185517) of Agritech Worldwide, Inc. of our report dated April 17, 2017, relating to the financial statements, which appears in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Sassetti, LLC
Oak Park, IL
April 17, 2017